Exhibit 10.1

MOLSON COORS

GENERAL WAIVER AND RELEASE AGREEMENT

By signing this General Waiver and Release Agreement (“Agreement”), I will receive special benefits outlined herein and will release all claims (except as otherwise provided in Section 2) against Molson Coors Beverage Company and all its direct and indirect subsidiaries (together, “the Company”) and the Molson Coors Released Parties (as defined in Section 5 below) as outlined below:

1.	Description of Special Benefits.

Beginning November 15, 2025 (“Commencement Date”), I will be eligible to receive Severance Pay from the Company for fifty-two (52) weeks, ending November 14, 2026, as outlined in the Molson Coors US Severance Pay Policy. This period shall be defined as my “Severance Period” even if my Severance Pay Termination Date (defined below) occurs earlier than the end of this Severance Period, as described below in this Section 1. I will receive Severance Pay in the amount of $750,282.00 (subject to applicable withholding taxes) payable in installments on my regular pay periods until my “Severance Pay Termination Date”. I understand that I will start to receive my payments no later than the first regularly scheduled payroll after this General Waiver and Release Agreement becomes effective. The first installment will include a retroactive payment for any pay dates missed between the Commencement Date and the Effective Date of this Agreement.

I am eligible to receive my Severance Pay in a lump sum if I sign and return the Voluntary Lump Sum Election Form attached as Appendix A. My Severance Pay Termination Date is the earlier of (i) November 14, 2026; (ii) the date I am rehired by the Company, in which case my severance benefits will end upon my rehire; (iii) the date I commence employment with another employer; or (iv) the date I request a lump sum payout. I understand that the definition of “other employment” as used in this Section 1 does not include part-time employment up to thirty (30) hours per week or self-employment.

If I accept other employment prior to the end of my Severance Period, I must notify the Company of that fact, the date of acceptance and of commencement of such employment, and the identity of my new employer within ten (10) days of accepting such employment. In such an event, except as noted below in this Section 1, I will receive a lump sum in an amount equal to the Severance Pay I would have received under this Section 1 from the date I commence work for my new employer until the end of my Severance Period. Such payment will not count as compensation under any benefit plan.

If my new employer is a “Competitor,” meaning any other alcohol beverage manufacturer (including beer, wine, and spirits) or beer distributor (excluding any Company-affiliated distributors), as determined by the Company in its absolute discretion, I understand that – as of the date I accept employment – I forfeit any further Severance Pay and benefits including any bonus payment under the Molson Coors Incentive Plan (“MCIP”) and the cash payment of your target MCIP bonus paid at the end of your Severance Period.

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If I have already received my severance in a lump sum, I understand I will (i) be obligated to repay the amount of severance I would have been paid from the date I accept employment with a Competitor through the end of my Severance Period had I not received a lump sum, and (ii) reimburse the Company for any reasonable attorneys’ fees and costs it incurs to collect this payment from me, and (iii) forfeit MCIP bonus eligibility.

If I fail to notify the Company of my acceptance of other employment, I understand I will (i) forfeit any remaining Severance Pay scheduled to be paid to me and (ii) be obligated to repay any Severance Pay and MCIP bonus already paid to me as well as reimburse the Company for any reasonable attorneys’ fees and costs it incurs to collect these payments from me.

In addition to Severance Pay, I will receive the following benefits until my Severance Pay Termination Date, unless otherwise noted below:

(a)	Company-provided group life insurance benefits as in effect for active employees, if I comply with applicable employee contribution requirements. Health benefits (medical, dental and vision) will continue until the end of the month in which my Severance Pay Termination Date falls.

(b)	Access to the Company’s Emotional Wellbeing Solutions (EAP), which is described in the brochure attached as Appendix B.

(c)	I understand that for the pay periods I receive Severance Pay, I may not make deferral contributions to, nor will I receive any matching or retirement contributions under the applicable Company 401(k) plan.

(d)	If I was a participant in a Company health benefits program, my medical, dental, and vision benefits will end on the last day of the month of my Severance Pay Termination Date. I will receive information about continuing my medical, dental and vision coverage for a limited period beyond the date Company coverage ends (COBRA). This information will be provided within fourteen (14) days of the benefits plan administrator receiving the notice of my Severance Pay Termination Date. Coverage may continue for an eighteen (18) month period from the Severance Pay Termination Date if I pay the required premiums. To qualify for the COBRA coverage, I must make my election within sixty (60) days from the date the election notice is provided, or the date that I would otherwise lose coverage under the group health plan due to the Severance Pay Termination Date, whichever is later.

(e)	In lieu of executive outplacement services through Lee Hecht Harrison, I may continue my current Company-paid executive coaching through March 31, 2026.

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(f)	Any incentive compensation I may receive will be governed solely by the terms of those applicable plans as summarized in the Severance and Benefits FAQs attached as Appendix C. The Severance Period will not count as active employment for incentive compensation purposes. I will be eligible for a prorated 2025 MCIP award payable in March 2026, which will be determined by actual company performance and the individual performance will be paid out at target (100%). In addition, I understand I will be eligible to receive a cash payment of my target MCIP bonus in the amount of $675,254.00 (subject to applicable withholding taxes) paid at the end of my (fifty-two) 52-week Severance Period (even if I have received a lump-sum severance payment because I went to work for a non-Competitor) per the terms of the U.S. Severance Pay Plan, provided I have not forfeited my remaining Severance Pay and benefits by going to work for a Competitor. Regarding my retention grant, LTIP, and equity, I understand that each grant will be treated according to its Grant Agreement, summarized here:

•	I will have one year to exercise any currently vested stock options.
•	My 2025 retention grant of RSUs accelerates and vests in full.
•	My 2023 unvested options cancel; my 2023 RSUs and PSUs cancel
o	I will receive a cash payment of equivalent value of the RSUs and PSUs cancelled, using standard methodology, as soon as administratively practicable.
•	My 2024 and 2025 options prorate and vest immediately, and I will have three years to exercise them.
•	My 2024 and 2025 RSUs prorate and vest immediately.
•	My 2024 and 2025 PSUs prorate and vest in 2027 and 2028, respectively, based on actual company performance.

(g)	I will be eligible for reimbursement of up to $7,500 for expenses I incur in financial planning and tax assistance during my Severance Period.

(h)	I will be eligible for two executive physicals during my Severance Period provided I have not accepted employment with a new employer before the date of the remaining physical(s).

(i)	I will receive a one-time payment of $5,000 (subject to applicable withholding taxes) to compensate me for on-site office parking expenses per the terms of my offer letter.

Except as otherwise provided by this Agreement, I understand that my Severance Pay, and all other benefits stated in this Section 1 will terminate on my Severance Pay Termination Date. I further understand and agree that I have been paid all compensation and wages owed to me by the Company, and that the Severance Pay provided for in this Section 1 is above and beyond any payment to which I am already entitled.

I further understand that I will not receive any compensation, long-term or short-term incentives or benefits, except any unused, accrued vacation (which will be paid regardless of whether I sign this Agreement) and those specifically stated in this Section 1 and that vacation benefits and sick hours are not accrued during my Severance Period. I understand and agree that the Company may deduct from my first severance payment any vacation that I used but had not yet accrued/earned as of my separation date.

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I agree that during my Severance Period I will assist with transitional issues and/or legal proceedings involving the Company, if requested to do so, primarily over the telephone, at reasonable times and places and in reasonable amounts. These transitional assistance services shall be provided without additional payment to me beyond my Severance Pay and benefits, except for reimbursement of pre-approved (in writing) reasonable expenses, if any, in accordance with the Company’s expense reimbursement policy.

2.	General Release of Claims and Exception Thereto.

Except as described below, I hereby release the Molson Coors Released Parties, as defined in Section 5, from, and covenant not to sue the Molson Coors Released Parties with respect to, any and all claims I have against the Molson Coors Released Parties.

EXCEPTION:  I understand that nothing in this Agreement shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC) or any other government agency charged with enforcement of any law (“Government Agencies”).  However, I understand that I am waiving my right to recover monetary damages or other individual relief in connection with any such charge, but not my right to receive an award pursuant to any whistleblower provisions for information provided to any Government Agencies. This Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit my ability to make truthful statements or disclosures regarding unlawful employment practices.

I understand the Company hereby represents that it is not aware of any claims or causes of action it may have against me.

3.	Claims to Which Agreement Applies.

Except as otherwise provided in Section 2, the release in this Agreement applies both to claims which are now known or are later discovered. However, the release in this Agreement does not apply to any claims that may arise after the date I execute the Agreement. Nor does the release in this Agreement apply to any claims which may not be released under applicable law.

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4.	Claims Released Including Age Discrimination and Employment Claims.

Except as otherwise provided in Section 2, the claims released include, but are not limited to:

(a)	claims based on breach of contract, tort, misrepresentation, defamation, wrongful discharge, harassment, retaliation, terms and conditions of employment and discrimination;

(b)	claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.);

(c)	claims arising out of or relating in any way to my employment with the Company or the conclusion of that employment or any actions or inactions of the Company or the Molson Coors Released Parties relating to me in any way;

(d)	claims arising under any other federal, state, or local law, regulation, ordinance, or order that regulates the employment relationship and/or employee benefits; and

(e)	claims arising under the Worker Adjustment Retraining and Notification Act of 1988 or any similar foreign, state, or local law, regulation, or ordinance.

5.	Agreement Covers Claims Against Released Parties.

For purposes of this Agreement, the term “Molson Coors Released Parties” includes Molson Coors Beverage Company and any of its present, former, and future owners, parents, affiliates, and subsidiaries and its and their directors, officers, members, shareholders, employees, agents, servants, representatives, predecessors, successors, and assigns. Therefore, the claims released include claims I have against any such persons or entities.

6.	The Terms “Claims” and “Release” are Construed Broadly.

As used in this Agreement, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, “causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive”.

7.	Agreement Binding on Employee and Related Parties.

This Agreement shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

8.	Recovery of Outstanding Debts or Damages.

I agree that if at the time I sign this Agreement, or any time during my Severance Period, the Company learns of any outstanding debts, damages or theft caused or owed by me that the Company has my consent to deduct any said debts or damages from my Severance Pay and that, if requested, I will provide my consent in writing to the Company at the time of the deduction.

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9.	Applicable Law.

Illinois law will apply in connection with any dispute or proceeding concerning this Agreement, without regard to choice of law rules.

10.	Additional Consideration.

I have executed this Agreement in consideration for the payments and benefits described in Section 1 above. I acknowledge that these payments and benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from the Company. These benefits are sufficient to support this Agreement.

11.	Confidentiality.

In exchange for the payments and benefits described in Section 1 above, except as otherwise provided in Section 2 and as provided in this section, and pursuant to my continuing obligations under the Confidentiality & Intellectual Property Agreement I previously signed, I agree that I will not divulge proprietary or confidential information relating to the Company. I agree that the existence and terms of this Agreement have been and will be kept confidential by me and not disclosed, released or suggested/characterized by me (directly or indirectly by innuendo or otherwise), except as required by law, to anyone other than my immediate family, attorney and tax advisor, who shall also agree similarly not to make any further disclosure. I acknowledge that nothing in this Agreement, including but not limited to the confidentiality provision contained in this paragraph and the non-disparagement provision contained below, limits my ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice.

EXCEPTION: I agree that I may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.

Additionally, in the event I file a lawsuit against the Company for retaliation by the Company against me for reporting a suspected violation of law, I understand that I have the right to provide trade secret information to my attorney and use the trade secret information in the court proceeding, although I must file any document containing the trade secret under seal and I may not disclose the trade secret, except pursuant to court order.

12.	Non-Disparagement.

In exchange for the payments and benefits described in Section 1 above, except as otherwise provided in Section 2, I agree not to engage in any disparaging, harassing, intimidating, threatening or otherwise detrimental conduct, comments, action or behavior (whether in person or via telephone, mail, e-mail, on social media, or otherwise) about the Molson Coors Released Parties, as defined in Section 5, or their products, services or practices. In particular, I agree not to do or say anything which criticizes or disparages the Molson Coors Released Parties, or its or their products, services, management, conduct, policies or practices; or which disrupts or impairs the Company's normal, ongoing business operations; or which harms the Company's reputation with its employees, customers, counsel, or the public. I agree and acknowledge that disclosure of the underlying facts of any alleged discriminatory or unfair employment practice does not constitute disparagement. Within 2 business days of the Effective Date of this Agreement, I understand the Company agrees to instruct all Americas-based Leadership Team members and any members of the Investor Relations Team and Communications Team who are authorized to speak about my departure not to make disparaging or otherwise detrimental comments about me to any person or entity inside or outside the Company.

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13.	Employment Verification/References

After this Agreement becomes effective and unless otherwise agreed in writing by the Company, I agree to instruct future prospective employers to make inquiries concerning my employment at the Company to The Work Number at www.theworknumber.com or (800) 367-5690 and enter Employer Code 10119. In response to any such inquiries concerning my employment, The Work Number will provide dates of employment and last job title.

14.	Voluntary Agreement and Opportunity to Consider this Agreement.

I have read this Agreement and fully understand its terms and have entered into this Agreement knowingly and voluntarily. I acknowledge that I am hereby being given twenty-one (21) calendar days within which to consider this Agreement. However, if the twenty-first (21st) calendar day occurs before my last day of work, I shall then have an additional ten (10) days following my last day of work to return my signed agreement.

15.	All Representations in Documents.

In entering into this Agreement, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Agreement. This Agreement sets forth the entire agreement between the Company and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination. This Agreement does not supersede my obligations and the Company’s rights under the Confidentiality & Intellectual Property Agreement or any other restrictive covenant I may have signed with the Company.

I further acknowledge that the Severance Pay, and other benefits provided in this Agreement constitute a compromise settlement payment of expenses, costs, attorney fees, compensatory damages, punitive damages, and any damages alleged to have been sustained by me, and waiver of my present and future employment rights. I agree that I am not entitled to any other severance, benefits, vacation, bonus, commission, paid time off, other wages, or other payments of any kinds, except those described in this Agreement.

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16.	Consultation with Attorney.

The Company hereby advises me to consult with an attorney before signing this Agreement and I have done so or had the opportunity to do so.

17.	Suit in Violation of this Agreement—Loss of Payments and Benefits and Payment of Costs.

I understand and agree that if I breach any of my obligations under this Agreement, I shall forfeit my entitlement to any unpaid payments or other benefits under this Agreement and may be required by the Company to repay any payments or benefits I have already received. If I bring an action against the Molson Coors Released Parties in violation of this Agreement or if I bring an action asking that the Agreement be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to the Company all payments which I have received as consideration for this Agreement and that all remaining payments and benefits to be provided to me as consideration for this Agreement will permanently cease as of the date such action is initiated. If my action is unsuccessful or if the Company successfully brings an action for my failure to comply with the terms of this Agreement, I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by the Company in its successful defense against the action I brought or in its successful prosecution of the action it brought. However, the previous sentences shall not be applicable to an action if I bring it to challenge the validity of this Agreement under the Age Discrimination in Employment Act (which I may do without penalty under this Agreement). I understand that nothing in this Agreement prohibits or limits my right to challenge the validity of this Agreement under the Older Worker’s Benefit Protection Act (“OWBPA”).

18.	Partial Invalidity of Agreement.

If any part of this Agreement is held to be unenforceable, invalid, or void, then the balance of this Agreement shall nonetheless remain in full force and effect to the extent permitted by law.

19.	Headings.

The headings and subheadings in this Agreement are inserted for convenience and are not to be used in construing the Agreement.

20.	Return of Property.

I agree to immediately return to the Company all Company documents, equipment and property, including but not limited to, all reports, memoranda, records, computerized information, computers, tablets, memory devices, computer related hardware, phone, keys, employee ID, manuals, and other property which I prepared and/or received in connection with my affiliation with the Company and which are currently in my possession, care, custody, or control. I agree not to retain any copies, duplicates, or portions of such Company documents or information. Severance payments will be contingent on my timely return of such property in reasonable condition.

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21.	No Liability.

I understand that neither this Agreement, the Company’s furnishing of the consideration for the release in this Agreement, nor any action taken by the Company in compliance with the terms of this Agreement constitutes or shall be construed as an admission of liability by the Company or that the Company has engaged in unlawful conduct, nor shall it in any way support a finding that I am a “prevailing party” within the meaning of any statute.

22.	Seven Day Revocation Period.

I understand that I have a period of seven (7) calendar days following the date I deliver a signed copy of this Agreement to the Legal Department to revoke this Agreement by giving written notice to the Legal Department at SeveranceUS@molsoncoors.com. This Agreement and my entitlement to the benefits described in Section 1 above will be binding and effective upon the expiration of this seven (7) day period if I do not revoke this Agreement, but not before that time (the “Effective Date”).

23.	Total Amount of Severance Payments - Section 409A

Each Severance Pay installment and benefit under this agreement shall be treated as a separate and distinct “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Accordingly, any such payment that qualifies as a short-term deferral under Section 409A will be exempt from Section 409A. Furthermore, any payments that do not qualify for the short-term deferral exception but qualify for the severance pay exception under Section 409A, shall also be exempt from Section 409A. I understand that any benefit payable to me under this agreement or otherwise, that is subject to Section 409A is intended to comply at all times with all operational and documentary requirements under Section 409A, related Treasury Regulations, and other governmental guidance related to Code Section 409A. Any provision that would cause this agreement or any such payment, distribution or other benefit to fail to satisfy the requirements of Section 409A shall have no force or effect and to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this agreement or such other arrangement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A.

/s/ Michelle St. Jacques	November 14, 2025
Michelle St. Jacques	Date

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